SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 Current Report
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

        Date of Report: (Date of earliest event reported): June 16, 2003


                          Commission File No. 000-26139



                             SAFE TRAVEL CARE, INC.
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             (Exact name of registrant as specified in its charter)


            Nevada                                       91-1937382
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(State or other jurisdiction of                (IRS Employer Identification No.)
incorporation or organization)


                 4225 Executive Square, #200, La Jolla, CA 92037
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                    (Address of principal executive offices)


                                 (858) 552-0841
                         ------------------------------
                            (Issuer telephone number)

Item 2.  Acquisition or Disposition of Assets.

      On June 12, 2003, the Company completed the acquisition of the assets of Safe Travel Care, a California General Partnership in exchange for 4,400,000 shares of the Company's common stock. Safe Travel Care is a travel protection service company with administrative authority over product development sales, marketing, distribution, premium collection, customer and distributor services, claims adjudication and payments to be marketed through inside sales, travel and insurance agents.

Item 5.     Other Events

      As a result of the acquisition of Safe Travel Care, the existing officers and directors of the Company resigned. The new officers and directors are:

Name                  Age      Position

Robert L. Schultz     63       President, Chief Executive Officer and Director
LeRoy Wiloughby       68       Treasurer, Chief Financial Officer and Director
Deborah M. Murphy     27       Chief Operating Officer, Secretary and Director


CEO
Robert L. Schultz
Mr. Shultz has over 35 years of proven success as an established corporate business leader. During his lifelong career, he has held top executive positions in many critical areas of operations, including marketing, research and development, customer service, sales and planning. As CEO, Mr. Schultz brings to Safe Travel Care his extensive knowledge of the insurance industry from Prudential Insurance Company, where he was responsible for building one of the largest and most successful District Agency staffs in the United States. During his tenure at Prudential, he earned numerous sales, service, and management awards; a product of his intense dedication, entrepreneurial spirit and goal-oriented focus, which have proven invaluable assets throughout his highly respected career. Through his continued involvement with The Life Underwriters Training Counsel and General Agents Management Counsel, Mr. Schultz has by request, performed consultation and instructional services for New York Life, Metropolitan Life, and Mass Mutual. He continues his long line of business successes at Safe Travel Care, where his integrity, dedicated focus, and winning attitude have contributed significantly to the rapid development and growth of the company. He passes on these positive traits at Safe Travel Care, imparting each and every employee with the point of view it takes to provide the highest quality product and award winning customer service demanded by today's consumer.

CFO
LeRoy C. Willoughby
Mr. Willoughby comes to Safe Travel Care from a successful four years as Chief Financial Officer for United Capital Finance. Prior to his involvement with United Capital, he retained top executive positions in Tokyo, Japan for over 24 years; having held such demanding roles as Chief Executive Officer of EDUCO International, Director of Japan and Korea for the Institute of Cultural Affairs
(ICA), Dean of Bunka Gakuen, and founding professor for the Intercultural Studies Department of Bunka Women's University (BWU). Possessing a Masters Degree from Northwestern University in Evanston, Illinois, Mr. Willoughby's professional experience encompasses a broad range of skills, including extensive public speaking experience in both Japanese and English for groups as large as two thousand people. His continuing business involvement in Japan and his affluent knowledge of the Japanese language and culture are impressive assets for Safe Travel Care. Mr. Willoughby will utilize his existing connections in Japan as Safe Travel Care expands to a worldwide provider of travel protection services, aspiring to establish a reputable presence in the Asian market. His vast array of global colleagues, worldwide business success, meticulous attention to detail and genuine integrity fortify the well-built Safe Travel Care foundation.

COO
Deborah M. Murphy
Ms. Murphy employs her extensive professional experience and knowledge of the aviation field at Safe Travel Care, where she is responsible for administration of the emergency air evacuation division, the main focal point of Safe Travel Care's travel protection services. She possesses current Federal Aviation Administration licenses for Aircraft Pilot, Fixed Wing Single Engine Land (SEL) and Airframe and Power Plant Technician, as well as specific training in Federal Aviation Regulations (FAR), FAA FAR Part 135 Aircraft Operations and Maintenance, Standard Aircraft Hardware, and Acceptable Methods and Practices for Aviation Professionals. Her additional education integrates a highly specialized degree in Electronics Engineering Technology with complementary education in mathematics, physics and philosophy. Ms. Murphy's professional experience includes key roles as Director of Maintenance, Aircraft Maintenance Technician (AMT) and Avionics Technician, operating under FAA FAR Part 135 On-Demand Air Service. She holds active status as a member of the Association of Air Medical Services (AAMS), Civil Aviation Medical Association (CAMA), Air Medical Physicians Association (AMPA), and the Aircraft Owners and Pilots Association (AOPA); as well as a continuing interest in foreign language study and desire to add to her existing Spanish bilingual capacity.


Item 7.  Financial Statements and Exhibits

         a. Financial Statements
            1. Audited Balance Sheet of Safe Travel Care*

         b. Exhibits
2.1 Letter Agreement for the Purchase of the Assets of Safe Travel Care, a California General Partnership

*  To be filed.

                                   Signatures

      Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto authorized.


                                                       SAFE TRAVEL CARE, INC.

June 16, 2003
                                                  /s/ Robert L. Schultz
                                                     ---------------------------
                                                     Robert L. Schultz
                                                     Chief Executive Officer